UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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CAPITAL SENIOR LIVING CORPORATION
(Name of Registrant as Specified in Its Charter)

ORTELIUS ADVISORS, L.P. PANGAEA VENTURES, L.P. PETER DESORCY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ortelius Advisors, L.P. (“Ortelius Advisors”), together with the other participants in its solicitation, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes against the proposed securities issuances by Capital Senior Living Corporation (the “Company”) to affiliates of Conversant Capital LLC as contemplated by an Amended and Restated Investment Agreement entered into by and among such parties, and other Company proposals, at the upcoming special meeting of stockholders of the Company.

Item 1: On October 5, 2021, Ortelius Advisors issued an additional investor presentation titled “Why Stockholders Should Reject Capital Senior Living Corp.’s Dilutive Amended Transactions,” a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2: Also on October 5, 2021, Ortelius Advisors issued the following press release, including an open letter to the Company’s stockholders:

Ortelius Sends Letter to Stockholders Regarding its Vehement Opposition to Capital Senior Living's Amended Transactions with Conversant Capital

Asserts the Company can Survive and Thrive Without Conversant Capital’s Self-Enriching and Self-Serving Revised Deal

Believes the Amended Transactions are Far Better for Conversant Capital, Arbiter Partners and Silk Partners, While Being Much More Costly and Much More Dilutive for Other Stockholders

Contends the Amended Transactions Were Restructured to Brazenly Induce Support From Large Investors, Such as Arbiter Partners and Silk Partners, at the Direct Expense of Other Stockholders

Notes the Existence of More Affordable and Less Dilutive Financing Prospects, Including Alternatives Being Proposed by Existing Stockholders

Urges Stockholders to Protect Their Investment by Voting AGAINST the Amended Transactions at the October 22nd Special Meeting

NEW YORK--(BUSINESS WIRE)--Ortelius Advisors, L.P. (together with its affiliates, “Ortelius” or “we”) today sent the below letter to stockholders of Capital Senior Living Corporation (NYSE: CSU) (“Capital Senior Living” or the “Company”) regarding its opposition to the Company’s amended financing transactions (the “Amended Transactions”) with Conversant Capital LLC (“Conversant”). The Amended Transactions are also supported by Arbiter Partners QP, LP (“Arbiter”) and Silk Partners, LP (“Silk”). Stockholders can view the accompanying presentation that we have released with today’s letter by visiting www.SaveCSU.com.

We urge Capital Senior Living’s stockholders to vote AGAINST the Amended Transactions recommended by the Company’s Board of Directors (the “Board”) at the upcoming meeting of stockholders (the “Special Meeting”) on October 22, 2021.

***

Fellow Stockholder,

Ortelius, a 12.7% stockholder of Capital Senior Living, is squarely aligned with you. This is why we plan to vote AGAINST the Amended Transactions announced by Capital Senior Living and Conversant after the close of the market on Friday, October 1st. We cannot support an exceedingly costly and highly-dilutive deal that was clearly restructured to gain the support of a subset of large investors, Arbiter and Silk, at the direct expense of other common stockholders. We also cannot support a deal that hands control of a majority of the Company’s Board to Conversant and Silk, whose collective actions cause us to doubt their alignment with fellow stockholders and willingness to uphold the tenets of sound corporate governance.

We see no justification for stockholders to support a deal that includes the litany of drawbacks and disincentives detailed in this letter. Despite the Board’s claims that Capital Senior Living may face financial ruin without the Amended Transactions, we firmly believe the facts indicate otherwise:

•	The Company’s occupancy rates have steadily improved throughout the year and are now nearing pre-pandemic levels.

•	The Company is in a much stronger financial position after recently extending its $40.5 million bridge loan with BBVA USA Bancshares, Inc. until year-end 2022 on similar terms.

•	The Company has less than $50 million of debt coming due in the next 6 months.

•	The Company’s debt is overcollateralized by the value of its substantial real estate holdings.

•	Invictus Global Management LLC (“Invictus”), which is backed by a $9 billion credit institution, has publicly announced a willingness to provide up to $150 million in capital on superior terms.

•	Ortelius and other investors have conveyed their willingness to immediately infuse significant capital into the Company through a solution that includes a stockholder-friendly rights offering.

Based on our extensive analysis of the Amended Transactions, we can confidently state that this re-cut is great for Conversant, Arbiter, Silk and Capital Senior Living’s management while being terrible for the rest of the Company’s common stockholders:

•	Conversant would win big at the expense of existing common stockholders.

o	Conversant is now positioned to obtain significantly more equity at a much lower cost basis thanks to a new PIPE at $25 per share and a commitment to backstop a new equity rights offering at $30 per share, which represent a 47% discount and 37% discount, respectively, to Capital Senior Living’s 30-day volume-weighted average price prior to the July 22nd deal announcement.

o	Conversant is now positioned to receive a staggering 8% of the Company’s common stock in the form of 174,675 premium shares as a backstopping fee. We deem this to be an unjustifiably lavish fee for backstopping a potentially successful equity rights offering.

o	Conversant is now positioned to receive an excessive 6% of the Company’s common stock in the form of 132,175 premium shares as a de facto break-up fee linked to its backstopping commitment. Notably, this material information was not called out in the Company’s post-market press release on Friday, October 1st, raising questions about the Board and Conversant’s commitment to robust and transparent disclosures.

o	Conversant is now positioned to receive more than a million warrants at $40 per share, which can be exercised on a cashless basis, meaning stockholders may suffer more dilution without the Company receiving additional capital.

•	Arbiter would win big at the expense of its fellow common stockholders.

o	In addition to being able to fully participate in the Company’s equity rights offering at $30 per share, Arbiter is now positioned to receive a de facto break-up fee equal to 1% of the Company’s common stock in the form of 17,292 premium shares linked to its backstopping commitment. Arbiter would receive these 17,292 premium shares even if the Amended Transactions are voted down.

o	Arbiter stands to receive its premium shares in exchange for a backstopping commitment, but it does not appear to be subscribing to its full pro rata share in the equity rights offering. Arbiter has committed to purchasing at least $5 million of common stock in the rights offering, yet its pro rata share would be approximately $10 million of common stock. We are forced to question whether receiving premium shares at no cost disincentivized Arbiter from subscribing to its full pro rata share.

•	Silk would win big at the expense of its fellow common stockholders.

o	For merely agreeing to fully subscribe to its pro rata share in the equity rights offering, Silk stands to receive two designees on the Company’s nine-member Board. Combined with Conversant’s four designees, Silk and Conversant would collectively have effective boardroom control.

•	Management would win big at the expense of existing common stockholders.

o	The Board’s proposed increase in the amount of common stock that Capital Senior Living may issue under its 2019 Stock and Incentive Plan would not only insulate management from dilution experienced by other stockholders, but the move would astoundingly give management an even greater pro forma share of the Company.

o	Rather than being held accountable for the years of costly mistakes that led the Company into the arms of Conversant, management stands to benefit from a $4.2 million cash retention pool in the event the Amended Transactions are approved.

o	Chief Executive Officer Kimberly S. Lody, who has overseen tremendous value destruction, stands to receive a $1.6 million cash bonus in the event the Amended Transactions are approved.

•	While the Amended Transactions are much improved for Conversant and its allies, the terms would inflict even greater dilution upon existing common stockholders.

o	Under the Amended Transactions, the Series A Preferred Stock, Common Stock and Warrants to be sold to Conversant will initially represent between 2,855,925 and 6,195,806 shares of Common Stock on an as-converted basis, which would imply between approximately 38.2% and 67.9% of Common Stock on an as-converted basis.

o	Under the previous deal, the Series A Preferred Stock to be sold to Conversant would be initially convertible into between 2,062,500 and 3,750,000 shares of Common Stock, which would imply between approximately 32.01% and 63.12% of Common Stock immediately after the issuance of such Series A Preferred Stock on an as-converted basis.

o	Stockholders continue to be shackled to a potential deal that includes no fiduciary out for the Board, a coercive debt payment premium and expenses payable to Conversant even if the Amended Transactions do not close, and now the issuance of about 7% of the Company’s common stock to Conversant and Arbiter as a de facto break-up fee if the Amended Transactions are rejected.

Stockholders should not be forced to suffer through the Amended Transactions simply because the Board signed away its right to expeditiously run a post-announcement market check and negotiate with other viable capital providers.

WE URGE OUR FELLOW STOCKHOLDERS TO CLOSELY EXAMINE THE REVISED DEAL’S ONEROUS DETAILS AND TERMS

It is important to remember that when the Board agreed to its original deal on July 22nd, the onerous terms sent the stock price plummeting. The Board has now struck a re-cut deal that sells even more of the Company to Conversant at even lower prices. In our view, the Board is either tone deaf to the market or more focused on Conversant’s desires than stockholders’ best interests.

It appears that Conversant was able to use the pressure placed on the original deal by Ortelius and other stockholders, which should have increased Capital Senior Living’s leverage to obtain better terms, as an opportunity to further exploit the current Board’s apparent incompetence, financial illiteracy and seemingly unscrupulous behavior. Nothing has fundamentally changed since July 22nd to justify allowing Conversant to buy more stock at materially lower prices. To the contrary, the Company’s monthly occupancy reports indicate rates have climbed precipitously since the trough in February.

It is important to also recall that Arbiter publicly supported the original deal with no strings attached. However, Arbiter has now signed a voting agreement and committed to backstopping a piece of the Amended Transaction’s equity rights offering. What has changed since July 22nd to compel Arbiter to embrace the even more egregious Amended Transactions? The answer is obvious to us: Arbiter is getting a generous backstop commitment fee that will limit its dilution relative to other common stockholders.

We hope stockholders also scrutinize Silk’s willingness to partner with Conversant. In its September 13th 13D filing, Silk noted that the firm believed an underwritten equity rights offering could be a superior alternative to the original deal. What has changed since July 22nd to compel Silk to embrace the even more egregious Amended Transactions? The answer is once again obvious to us: Silk negotiated itself the right to designate two directors for agreeing to support the Amended Transactions and merely invest its pro rata share in an equity rights offering. It seems Conversant and Silk were able to buy majority control of the Board and, in turn, the Company at a take-under price – one materially lower than what was accounted for within the July 22nd deal.

WE URGE OUR FELLOW STOCKHOLDERS TO CLOSELY EXAMINE CONVERSANT’S QUESTIONABLE TACTICS AND MORGAN STANLEY’S INCENTIVES

We believe there is a consistent and growing pattern of Conversant’s essentially trying to bribe those who stand in the way of the firm gaining control of Capital Senior Living at a take-under price. After apparently securing the support of Arbiter and Silk, Conversant reached out to Ortelius last week in an apparent attempt to induce us to support a deal. Ortelius had no interest in entering into a highly-questionable deal that benefited a small group of supporters at the expense of a majority of common stockholders and other stakeholders.

We are now forced to question whether the firm had been peddling other quid pro quo offers to Arbiter, Silk and the Company’s Board and management. Why would the Board agree to a new break-up fee in the Amended Transactions without negotiating an accompanying “go shop” period? Further, why would the Board request Ortelius to engage under a non-disclosure agreement (which we agreed to), only to share the revised terms with us the same evening the Board approved the Amended Transactions? Either the Board has no concept of its fiduciary duties, or Conversant wanted to trample those duties. Both scenarios are alarming.

Since the original deal was announced on July 22nd, we have also been concerned about the misalignment between the Board and its bankers at Morgan Stanley & Co. LLC (“Morgan Stanley”). We suspect that Morgan Stanley’s fees could be approximately $13 million or more if the Amended Transactions go through. It is not lost on us that Morgan Stanley would not earn nearly as much if the Company would have simply negotiated with its banks or pursued a simpler financing transaction this past summer. If the Amended Transactions are voted down, we believe the Board owes it to stockholders to cut ties with Morgan Stanley and retain a banker with fresh perspectives and no links to the past Conversant deal.

WE URGE OUR FELLOW STOCKHOLDERS TO SEE THROUGH THE BOARD’S SMOKESCREEN AND RECOGNIZE THAT REAL FINANCING ALTERNATIVES EXIST

Ortelius does not believe that Capital Senior Living faces an immediate need for the Amended Transactions. If the Company were in such dire straits, the Board and Conversant would have been compelled to put forth a new, reasonable deal structure that could quickly attract broad stockholder support. Instead, the Board and Conversant appear to have bought Silk’s support and doubled down on a deal that is full of self-enriching and self-serving terms.

We encourage stockholders to join us in voting AGAINST the Amended Transactions at the upcoming Special Meeting. This will provide the Board an opportunity to negotiate with other potential capital providers, such as Invictus. The structure outlined by Invictus this morning appears far less dilutive and inherently viable, and would provide all stockholders the opportunity to participate in a fair rights offering. Ortelius is very interested – and believes other established and well-capitalized investors will be similarly interested – in participating in an equitable and minimally-dilutive financing alternative that does not provide a subset of investors special incentives and outsized influence over the Board.

In the weeks to come, we hope the Amended Transactions are voted down and that stockholders can align on a financing solution that positions Capital Senior Living for long-term value creation. We are confident that there are constructive, pragmatic parties ready to step up and provide the Company with affordable capital.

BOTTOM LINE:

THE BOARD’S DEALS WITH CONVERSANT HAVE BEEN FLAWED FROM DAY 1 – IT IS TIME TO REJECT THE AMENDED TRANSACTIONS AND NEGOTIATE WITH REASONABLE PARTIES.

Sincerely,

Peter DeSorcy
Managing Member
Ortelius Advisors, L.P.

***

About Ortelius Advisors, L.P.

Ortelius is a research-intensive, fundamental-based, activist-oriented alternative investment management firm focused on event-driven opportunities. Founded in 2015 by Peter DeSorcy and H.R.H. Prince Pavlos, the asset manager is based in New York City.

Contacts

Stockholders:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

Media:

MKA

Greg Marose / Charlotte Kiaie, 646-386-0091

gmarose@mkacomms.com / ckiaie@mkacomms.com

Item 3: Also on October 5, 2021, Ortelius Advisors uploaded the following materials to www.SaveCSU.com: